                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-32922

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 4, 2002)

                                  $400,000,000
                         (SOUTHTRUST CORPORATION LOGO)

                       5.80% SUBORDINATED NOTES DUE 2014
                             ----------------------
       SouthTrust Corporation will pay interest on the notes on June 15 and
December 15 of each year, beginning on December 15, 2004. The notes will mature on June 15, 2014. We cannot redeem the notes before maturity.

       The notes will be unsecured obligations and will be subordinated in right of payment to all of our other present or future senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

       The notes are not savings accounts, deposits or other obligations of a bank. The notes are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

       We do not intend to list the notes on any securities exchange.
                             ----------------------

                                                PER NOTE                 TOTAL
                                                --------                 -----
Public offering price(1)......................  99.844%               $399,376,000
Underwriting discount.........................     .65%                 $2,600,000
Proceeds, before expenses, to SouthTrust
  Corporation.................................  99.194%               $396,776,000

       (1) Plus accrued interest from May 24, 2004, if settlement occurs after that date

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 24, 2004.
                             ----------------------

MERRILL LYNCH & CO.
              CITIGROUP
                            JPMORGAN
                                        LEHMAN BROTHERS
                                                  SOUTHTRUST SECURITIES, INC.
                             ----------------------

            The date of this prospectus supplement is May 19, 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................     i
Summary.....................................................   S-1
SouthTrust Corporation......................................   S-3
Capitalization..............................................   S-4
Selected Historical Financial Information...................   S-5
Consolidated Ratios of Earnings to Fixed Charges............   S-6
Forward-Looking Information.................................   S-6
Description of the Notes....................................   S-7
Certain United States Federal Income Tax Considerations.....  S-11
ERISA Considerations........................................  S-12
Underwriting................................................  S-14
Legal Matters...............................................  S-16
Where You Can Find More Information.........................  S-16
                            PROSPECTUS
About this Prospectus.......................................     1
Where You Can Find More Information.........................     1
SouthTrust Corporation......................................     2
Use of Proceeds.............................................     3
Regulatory Matters..........................................     3
Description of Debt Securities..............................     6
Description of Our Capital Stock............................    17
Registration and Settlement.................................    22
Limitations on Issuance of Bearer Securities................    25
Plan of Distribution........................................    26
Legal Matters...............................................    27
Experts.....................................................    27

                             ----------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

       This prospectus supplement describes the specific terms of the subordinated notes we are offering and certain other matters relating to us and our financial condition. The accompanying prospectus provides you with a general description of the securities we may offer from time to time, some of which may not apply to the subordinated notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may also add, update or change information contained or incorporated by reference in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

       You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                    SUMMARY

       The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes" beginning on page S-7 of this prospectus supplement and "Description of Debt Securities" beginning on page 6 of the accompanying prospectus.

ISSUER...........................    SouthTrust Corporation

NOTES OFFERED....................    $400,000,000 aggregate principal amount of
                                     5.80% Subordinated Notes due 2014

MATURITY.........................    June 15, 2014

INTEREST PAYMENT DATES...........    June 15 and December 15, beginning December
                                     15, 2004

USE OF PROCEEDS..................    We estimate that the net proceeds from the
                                     offering will be approximately $396.2
                                     million. We intend to use these proceeds for general corporate and working capital purposes.

RATINGS..........................    The notes have been assigned ratings of
                                     "A3" by Moody's Investors Service, Inc. and
                                     "BBB+" by Standard & Poor's Ratings
                                     Services. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that circumstances warrant that change.

RANKING..........................    The notes will be unsecured and will be
                                     subordinate to all of our senior
                                     indebtedness as described under
                                     "Description of Debt
                                     Securities -- Subordinated Securities"
                                     beginning at page 13 of the accompanying prospectus. The notes will rank equally with our other subordinated indebtedness.
                                     In addition, the notes will effectively
                                     rank junior to our subsidiaries'
                                     liabilities. Because the notes are
                                     subordinated, in the event of our
                                     bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the notes will not receive any payment until holders of our senior indebtedness have been paid in full.

COVENANTS........................    The indenture governing the notes will
                                     contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to merge or consolidate with another corporation or to dispose of all or substantially all of our assets.
                                     These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus supplement.

ADDITIONAL INDEBTEDNESS..........    The subordinated indenture does not limit
                                     the amount of senior indebtedness or other obligations we may issue.

TRUSTEE..........................    The trustee under the indenture governing
                                     the notes is JPMorgan Chase Bank.

FORM AND DENOMINATION............    The notes will be issued only in registered
                                     form in denominations of $1,000. The notes will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company, or
                                     DTC.

NO REDEMPTION....................    We will not be permitted to redeem the
                                     notes at our option before their stated
                                     maturity.

                             SOUTHTRUST CORPORATION

       We are a registered financial holding company headquartered in Birmingham, Alabama. We were incorporated under the laws of Delaware in 1968 in order to acquire all of the outstanding capital stock of SouthTrust Bank's predecessor. Through our subsidiary bank or bank-related subsidiaries, we engage in a full range of banking services from 717 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. We also offer a range of other services, including mortgage banking services, fiduciary and trust services and securities brokerage services. As of March 31, 2004, we had consolidated total assets of approximately $52.7 billion, which ranked us among the top twenty bank holding companies in the United States.

       As a bank holding company, we are regulated and supervised by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. As of March 31, 2004, our capital ratios and those of SouthTrust Bank were in excess of the guidelines imposed by the Federal Reserve Board and the Federal Deposit Insurance Corporation. SouthTrust Bank, organized under the laws of the State of Alabama, and our bank-related subsidiaries are subject to regulation and supervision by the Alabama State Banking Department, the Federal Reserve Board and the FDIC, as applicable. The amount of dividends that SouthTrust Bank may pay is limited by regulation.

       We have pursued a strategy of acquiring banks and financial institutions throughout the major growth areas of the southeast, Texas and Virginia. The purpose of our expansion is to give us access to metropolitan markets with favorable prospects for growth of population, per capita income and business development opportunities. During 2003, we completed one acquisition, adding approximately $113.4 million in total assets, $82.1 million in loans, and $103.8 million in deposits. In May 2004, we completed the acquisition of FloridaFirst Bancorp, Inc. ("FloridaFirst"), a Florida corporation and a registered savings and loan holding company, which had total assets of $821.2 million as of December 31, 2003.

       As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for bank holding company ownership and control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of deposits and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of business.

       Our headquarters are located at 420 North 20th Street, Birmingham, Alabama 35203 and our telephone number is (205) 254-5000.

                                 CAPITALIZATION

       The following table sets forth our consolidated capitalization at March 31, 2004 and as adjusted to give effect to the issuance and sale of the notes. No other change in our consolidated capitalization since March 31, 2004 is reflected in the table. The information is only summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

       As of the date of this prospectus supplement, there has been no material change in our consolidated capitalization since March 31, 2004.

                                                              AT MARCH 31, 2004
                                                          -------------------------
                                                          OUTSTANDING   AS ADJUSTED
                                                          -----------   -----------
                                                            (DOLLARS IN MILLIONS)
Debt:
  Short-term borrowings.................................   $ 5,074.6     $ 5,074.6
  Long-term debt........................................     2,856.5       3,256.5
                                                           ---------     ---------
     Total debt.........................................   $ 7,931.1     $ 8,331.1
                                                           =========     =========
Stockholders' equity:
  Preferred stock, par value $1.00 per share............          --            --
  Common stock, par value $2.50 per share...............       894.9         894.9
  Capital surplus.......................................       631.9         631.9
  Retained earnings.....................................     3,503.6       3,503.6
  Accumulated other comprehensive income, net...........       195.7         195.7
  Treasury stock, at cost...............................      (728.9)       (728.9)
                                                           ---------     ---------
     Total stockholders' equity.........................   $ 4,497.2     $ 4,497.2
                                                           =========     =========
     Total liabilities and stockholders' equity.........   $52,672.9     $53,072.9

                   SELECTED HISTORICAL FINANCIAL INFORMATION

       The table below presents selected historical consolidated financial information about us. The historical income statement data for the five fiscal years ended December 31, 1999 to 2003 is derived from our audited consolidated financial statements. KPMG LLP audited our consolidated financial statements for the years ended December 31, 2003 and 2002, and Arthur Andersen, LLP, audited our consolidated financial statements for the years ended December 31, 2001, 2000 and 1999. The results of operations for the three months ended March 31, 2004 and 2003 are not audited, but, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations for these periods. The per share data contained in the table below has been adjusted to reflect the 2-for-1 stock split for our common stock effective May 11, 2001. You should read the following table in conjunction with our consolidated financial statements, and the notes relating to the consolidated financial statements, incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

                                     THREE MONTHS ENDED
                                          MARCH 31,                             YEARS ENDED DECEMBER 31,
                                   -----------------------   --------------------------------------------------------------
                                      2004         2003         2003         2002         2001         2000         1999
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA
(in thousands, except per share
  data):
Interest income..................  $  565,028   $  614,595   $2,367,085   $2,665,411   $3,170,760   $3,394,088   $2,906,447
Interest expense.................     155,070      199,377      713,776      960,327    1,642,658    2,008,351    1,539,538
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income............     409,958      415,218    1,653,309    1,705,084    1,528,102    1,385,737    1,366,909
Provision for loan losses........      27,522       29,400      124,550      126,732      118,293       92,827      141,249
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses......     382,436      385,818    1,528,759    1,578,352    1,409,809    1,292,910    1,225,660
Non-interest income..............     163,441      164,327      679,689      613,913      525,859      491,582      413,820
Securities gains (losses)........       2,933       (1,096)          23        2,601        6,505      (11,068)        (739)
Non-interest expense.............     285,354      298,027    1,179,849    1,232,369    1,114,703    1,062,027      980,025
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes.......     263,456      251,022    1,028,622      962,497      827,470      711,397      658,716
Income taxes.....................      80,499       79,677      323,436      312,626      273,002      229,067      215,543
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income.....................  $  182,957   $  171,345   $  705,186   $  649,871   $  554,468   $  482,330   $  443,173
                                   ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income per diluted common
  share..........................  $     0.55   $     0.49   $     2.06   $     1.85   $     1.61   $     1.43   $     1.31
Cash dividends declared per
  common share...................        0.24         0.21         0.84         0.68         0.56         0.50         0.44
Average diluted common shares
  outstanding (in thousands).....     335,251      350,494      342,498      350,937      345,294      337,812      337,556
BALANCE SHEET DATA (at period
  end) (in millions):
Total assets.....................  $ 52,672.9   $ 51,348.6   $ 51,924.9   $ 50,570.9   $ 48,754.5   $ 45,146.5   $ 43,262.5
Total loans net of unearned
  income.........................    35,892.1     34,440.4     35,280.2     34,237.6     33,422.6     31,396.2     31,697.8
Total deposits...................    35,514.9     32,312.8     34,746.6     32,945.4     32,634.1     30,702.5     27,739.3
Total long-term debt.............     2,856.5      2,329.0      2,506.9      2,181.9      1,263.4      1,125.3      1,125.5
Total shareholders' equity.......     4,497.2      4,523.1      4,359.8      4,627.6      3,962.4      3,352.5      2,927.4

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

       Our consolidated ratios of earnings to fixed charges for the three months ended March 31, 2004 and 2003 and each of the years in the five year period ended December 31, 2003 are as follows:

                                       THREE MONTHS ENDED
                                            MARCH 31,               YEAR ENDED DECEMBER 31,
                                       -------------------   -------------------------------------
                                         2004       2003     2003    2002    2001    2000    1999
                                       --------   --------   -----   -----   -----   -----   -----
Earnings to Fixed Charges
  Including Interest on Deposits....      2.66x      2.24x    2.41x   1.99x   1.50x   1.35x   1.42x
  Excluding Interest on Deposits....      5.43       4.09     4.63    3.54    2.43    1.97    2.11

       The consolidated ratio of earnings to fixed charges is calculated as described in the accompanying prospectus.

                          FORWARD-LOOKING INFORMATION

       This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain information about our possible or future results of operation or our performance after the offering is completed. You can identify many of these forward-looking statements by looking for statements that are preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

       These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Many possible events and factors could affect our future financial results and performance. This could cause actual results and performance to differ materially from those expressed in the forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date it is made, and you should consider the risks of inaccuracies when you consider and decide whether to purchase any notes. We have no duty to update these forward-looking statements, except as required by applicable law.

       Listed below are some of the most important events and factors that may cause the forward-looking statements to be inaccurate:

       - competition among banks and other financial institutions may increase significantly;

       -     adverse changes in the securities markets may occur;

       - changes in inflation and in the interest rate environment may reduce our margins or reduce the fair value of our investments;

       - adverse changes in general economic conditions, either nationally or in our target market areas, may occur;

       - adverse legislative or regulatory changes that adversely affect our business may occur;

       - we may experience difficulties in entering new markets successfully and capitalizing on growth opportunities; or

       - technological changes and systems integration, including with FloridaFirst, may be more difficult or expensive than we expect.

                            DESCRIPTION OF THE NOTES

       The notes will be a series of our subordinated debt securities, as described under the heading "Description of Debt Securities" in the accompanying prospectus. Please read the following description of the particular terms of the notes in conjunction with the description of the general terms and provisions of debt securities set forth under "Description of Debt Securities" in the accompanying prospectus, which the following description supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not otherwise defined in this prospectus supplement are used as defined or otherwise provided in the accompanying prospectus.

GENERAL

       We will initially offer $400,000,000 aggregate principal amount of the notes. The notes will be issued as a series of subordinated debt securities under a subordinated indenture between us and JPMorgan Chase Bank, the successor to The Chase Manhattan Bank which was the successor to Chemical Bank, as trustee (the "Trustee"), dated as of May 1, 1992. The subordinated indenture does not limit the aggregate principal amount of debt securities that we may issue under it. In the future we may, without the consent of the holders of the notes, issue and sell notes in addition to the notes being sold in this offering.

       The notes will not be subject to any sinking fund.

INTEREST PAYMENTS

       The notes will bear interest from the date of original issuance, which is expected to be May 24, 2004, at 5.80% per year. Interest payments on the notes will be made June 15 and December 15 each year, beginning December 15, 2004, to the person in whose name the notes are registered at the close of business on the 15th day of the month immediately preceding the interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

       In the event that an interest payment date is not a business day, then the payment of interest will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date until the next business day. A business day means any day that is not a Saturday, Sunday or legal holiday on which banking institutions or trust companies in New York, New York or Birmingham, Alabama are authorized or obligated by law or regulation to close.

MATURITY

       The entire principal amount of the notes, unless previously paid, will mature and become due and payable, together with any unpaid interest accrued to, but excluding, the maturity date, on June 15, 2014. In the event that the maturity date is not a business day, then the payment of principal and any interest will be made on the next business day, and no interest will accrue on the amounts payable for the period from and after the original due date until the next business day.

RANKING

       The notes will be our direct, unsecured obligations and will rank equally with all of our other outstanding unsecured, subordinated indebtedness from time to time outstanding, as described in "Description of Debt Securities" in the accompanying prospectus. The notes will be subordinate and junior in right of payment to all of our senior indebtedness from time to time outstanding. Except as described on page 12 of the accompanying prospectus, there are no limitations on the amount of indebtedness that we may incur. As of March 31, 2004 and 2003, we had long-term indebtedness outstanding as follows:

                                                                 MARCH 31,
                                                              ---------------
                                                               2004     2003
                                                              ------   ------
                                                               (IN MILLIONS)
7.00% Debentures repaid in 2003.............................  $   --   $100.0
7.625% Subordinated Notes due May 1, 2004...................   100.0    100.0
8.625% Subordinated Notes due May 15, 2004..................   100.0    100.0
8.00% Subordinated Notes repaid in 2003.....................      --     50.0
Basis Adjustment on Long-Term Debt Hedged...................     1.2     14.8
                                                              ------   ------
Total.......................................................  $201.2   $364.8
                                                              ======   ======

The subordinated indenture does not limit the amount of senior indebtedness or other obligations we may issue.

       We are a holding company that derives substantially all of our income from our operating subsidiaries, including our primary subsidiary, SouthTrust Bank. As a result, our cash flows and consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us. Because our primary subsidiary is a bank, payments made by us are limited by law and regulations of the bank regulatory authorities. Furthermore, except to the limited extent we have a priority or equal claim against our subsidiaries as a creditor, the notes will be effectively subordinated to debt at the subsidiary level because, as the shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries, including SouthTrust Bank.

       As of March 31, 2004, SouthTrust Bank was the only subsidiary which had debt outstanding to entities other than affiliated companies. SouthTrust Bank's long-term indebtedness outstanding as of March 31, 2004 and 2003 was as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              2004       2003
                                                            --------   --------
                                                               (IN MILLIONS)
7.00% Subordinated Notes due November 15, 2008............  $  200.0   $  200.0
4.75% Subordinated Notes due March 1, 2013................     150.0      150.0
Variable Rate Subordinated Notes due December 29, 2017....      25.0       25.0
7.74% Subordinated Notes due May 15, 2025.................      50.0       50.0
7.69% Subordinated Capital Notes due May 15, 2025.........     100.0      100.0
6.565% Subordinated Notes due December 15, 2027...........     100.0      100.0
6.125% Subordinated Notes due January 9, 2028.............     200.0      200.0
Variable Rate Bank Notes due March 19, 2004...............        --      256.5
Variable Rate Bank Notes due May 24, 2004.................     470.0      470.0
Variable Rate Bank Notes due June 21, 2004................     150.0      150.0
Variable Rate Bank Notes due July 16, 2004................      25.0       25.0
Variable Rate Bank Notes due May 2, 2005..................     200.0      200.0
Variable Rate Bank Notes due September 29, 2005...........     250.0         --
5.58% Bank Notes due February 6, 2006.....................       1.2        1.2
3.125% Bank Notes due May 15, 2008........................     100.0         --
Variable Rate Bank Notes due August 12, 2005..............     150.0         --
Variable Rate Bank Notes due September 6, 2005............     200.0         --
Variable Rate Bank Notes due March 19, 2007...............     250.0         --
Discount on Bank Notes....................................      (0.4)        --
Capital Leases............................................       0.9        0.9
Basis Adjustment on Long-Term Debt Hedged.................      33.6       35.6
                                                            --------   --------
Total.....................................................  $2,655.3   $1,964.2
                                                            ========   ========

RESTRICTIVE COVENANTS

       The subordinated indenture prohibits the sale, assignment, transfer or other disposition of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of our banking subsidiary, SouthTrust Bank, and further prohibit SouthTrust Bank from issuing any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, that voting stock, if, after giving effect to the transaction and to the issuance of the maximum number of shares of voting stock issuable upon all such convertible securities, options, warrants or rights, SouthTrust Bank would cease to be a subsidiary controlled by us. The subordinated indenture further prohibits the merger or consolidation of SouthTrust Bank with or into any other corporation, or the other disposition of all or substantially all of its properties and assets to any person, unless, after giving effect to the transaction, its successor in the merger or consolidation, or the person that acquires all or substantially all of its assets or properties will become a controlled subsidiary. However, we may sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of SouthTrust Bank:

       - in compliance with an order of a court or regulatory authority of competent jurisdiction; or

       - where the proceeds, if any, from such sale, assignment or disposition are, within a reasonable period of time, invested in a subsidiary controlled by us engaged in the banking business or any other business in which bank holding companies may legally engage, in connection with an understanding or agreement in principle reached at the time of the sale, assignment or disposition.

FORM AND DENOMINATION

       The notes will initially be represented by one or more global certificates, representing the aggregate principal amount of the notes, and will be deposited with, or on behalf of, The Depository Trust Company ("DTC," or "the Depositary") or its nominee and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold their interests in the notes through either DTC (in the United States) or (in Europe) through Clearstream Banking, societe anonyme, or "Clearstream, Luxembourg," or through Euroclear Bank S.A./N.V., as operator of the Euroclear System or "Euroclear." The notes will be sold only in integral multiples of $1,000. See "Registration and Settlement" in the accompanying prospectus.

PAYMENT AND PAYING AGENT

       The Trustee will act as our sole paying agent through its office located at 3800 Colonnade Parkway, Suite 490, Birmingham, Alabama 35243. Payment of principal of, and any premium and interest on, the notes will be made at this office of the Trustee. We may at any time designate additional paying agents or rescind the designation of any paying agent. We may also approve a change in the office through which any paying agent acts, except that we are required to maintain a paying agent in each place of payment for the notes. See "Description of the Debt Securities -- Payment and Paying Agents" in the accompanying prospectus.

NO OPTIONAL REDEMPTION

       We will not be permitted to redeem the notes at our option before their stated maturity.

DEFEASANCE

       The defeasance provisions contained in the subordinated indenture apply to the subordinated notes. The defeasance provisions are described under "Description of Debt Securities -- Defeasance" in the accompanying prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, and is not a complete analysis of all potential income tax effects. This discussion does not address all the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, United States expatriates, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the United States dollar, tax-exempt organizations, investors in pass-through entities and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to U.S. Holders purchasing the notes for cash at the offering price on the cover page of this prospectus supplement and assumes that the notes are properly characterized as debt for United States federal income tax purposes. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

       The discussion is based upon the Code, the related United States Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any change may be applied retroactively in a manner that could adversely affect a holder of the notes.

       As used in this section, a "U.S. Holder" means a beneficial owner of a note who or that is:

       -     an individual that is a citizen or resident of the United States;

       - a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

       - an estate, the income of which is subject to United States federal income tax regardless of its source;

       - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person on August 19, 1996 and has elected to continue to be treated as a United States person; or

       - a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.

       We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

       PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

STATED INTEREST

       A U.S. Holder must generally include stated interest on a note as ordinary income at the time the interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

DE MINIMIS OID

       Because the excess of the stated redemption price of a note at maturity over its issue price is less than a de minimis amount, i.e., 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, the discount generally is treated as gain recognized upon receipt of the payment of principal. Eligible holders may elect to include this discount as well as market discount in gross income as it accrues.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

       A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in the note. However, any amounts realized in connection with any sale, exchange, redemption, retirement or other taxable disposition, to the extent attributable to accrued interest not previously included in income, will be treated as ordinary interest income. A U.S. Holder's adjusted tax basis in a note generally will be the U.S. Holder's cost. This gain or loss generally will be a capital gain or loss, and if the U.S. Holder has held the note for more than one year, any capital gain will generally be subject to tax at a current maximum marginal rate of 15% for individuals and 35% for corporations. A U.S. Holder's ability to deduct capital losses may be limited.

BACKUP WITHHOLDING AND INFORMATION REPORTING

       A U.S. Holder may be subject to a backup withholding tax when the holder receives "reportable payments," including interest and principal payments on the notes or proceeds upon the sale or other disposition of the notes. Some holders (including, among others, corporations and some tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if that holder is not otherwise exempt and that holder:

       - fails to furnish to us its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

       - furnishes an incorrect TIN and we are notified by the IRS that the furnished TIN is incorrect;

       - fails to properly report payments of interest or dividends and we are notified by the IRS that backup withholding is required; or

       - fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

       U.S. Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

       We, our paying agent or other withholding agent generally will report to each non-exempt U.S. Holder and to the IRS the amount of any reportable payments made in respect of the notes for each calendar year and the amount of tax withheld, if any, with respect to any payments.

                              ERISA CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974 ("ERISA"), should consider the fiduciary standards of ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

       Several provisions of ERISA and the Code prohibit employee benefit plans as defined in Section 3(3) of ERISA, that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan's investment in those entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which these provisions of ERISA, the Code or similar law apply, proposing to acquire the notes should consult with its legal counsel.

       We have subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. We and each of these subsidiaries may be considered a "party in interest" and a "disqualified person" to a large number of plans. A purchase of notes by any of these plans would be likely to result in a prohibited transaction between the plan and us.

       Accordingly, the notes may not be purchased, held or disposed of by any plan or any other person investing "plan assets" of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following Prohibited Transaction Class Exemptions ("PTCE's") issued by the Department of Labor (or similar exemption or exception) applies to the purchase, holding and disposition:

       -     PTCE 96-23, for transactions determined by in-house asset managers;

       - PTCE 95-60, for transactions involving insurance company general accounts;

       - PTCE 91-38, for transactions involving bank collective investment funds;

       - PTCE 90-1, for transactions involving insurance company separate accounts; or

       - PTCE 84-14, for transactions determined by independent qualified professional asset managers.

       Any purchaser of the notes will be deemed to have represented to us that either:

                (a) it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing the notes or an interest in the notes on behalf of, or with "plan assets" of, such a plan;

                (b) its purchase, holding and disposition of the notes are not and will not be prohibited because they are exempted by one or more of the PTCE's described above; or

                (c) it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code, and its purchase, holding and disposition of the notes are not otherwise prohibited.

       Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the notes with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of the notes and the availability of exemptive relief under the PTCE's listed above.

                                  UNDERWRITING

       We intend to offer the notes through the underwriters, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc. and SouthTrust Securities, Inc. Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between the underwriters and us, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the principal amount of notes set forth opposite their names below.

                                                               PRINCIPAL
                                                                 AMOUNT
UNDERWRITER                                                    ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $320,000,000
Citigroup Global Markets Inc. ..............................    20,000,000
J.P. Morgan Securities Inc. ................................    20,000,000
Lehman Brothers Inc. .......................................    20,000,000
SouthTrust Securities, Inc. ................................    20,000,000
                                                              ------------
             Total..........................................  $400,000,000
                                                              ============

       The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

       The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by its counsel and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The underwriters have advised us that initially they propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.4% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not to exceed 0.2% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price and other selling terms may be changed.

       The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or any independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

       The expenses in connection with the offer and sale of the notes, not including the underwriting discount, are estimated to be $600,000, and are payable by us.

NO SALES OF SIMILAR SECURITIES

       We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch.

NEW ISSUE OF NOTES

       The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange or for the quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes and may discontinue market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

PRICE STABILIZATION AND SHORT POSITION

       In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

       Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

SOUTHTRUST SECURITIES, INC.

       SouthTrust Securities, Inc. is a broker-dealer and one of our subsidiaries. Because of the relationship between us and SouthTrust Securities, Inc., the offering of notes will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliated entity.

                                 LEGAL MATTERS

       Bradley Arant Rose & White LLP of Birmingham, Alabama will issue an opinion about the legality of the notes for us. Morrison & Foerster LLP, New York, New York, will pass upon certain legal matters for the underwriters. As of March 31, 2004, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 3,100,000 shares of our outstanding common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

       The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede this information. Accordingly, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include, in addition to those listed under the heading "Where You Can Find More Information" in the accompanying prospectus, the documents listed below:

       -     Our Annual Report on Form 10-K for the year ended December 31,
             2003;

       - Our Proxy Statement on Schedule 14A for the 2004 Annual Meeting of Stockholders;

       -     Our Current Report on Form 8-K dated March 31, 2004;

       -     Our Current Report on Form 8-K dated April 21, 2004; and

       -     Our Quarterly Report on Form 10-Q for the period ended March 31,
             2004.

       We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the time that all of the notes are sold in this offering. To find out how to find more information about us, see "Where You Can Find More Information" in the accompanying prospectus.

                         (SOUTHTRUST CORPORATION LOGO)

     We may offer and sell from time to time up to $1,000,000,000 (or the U.S. dollar equivalent) of:

    -    debt securities,

    -    preferred stock, or

    -    common stock.

     We also may issue common stock upon conversion, exchange or exercise of the preferred stock.

     When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully. The securities described in this prospectus may be denominated in U.S. dollars or a foreign currency as described in the prospectus supplement.

     Our debt securities may be issued in registered or bearer form. In addition, all or a portion of the debt securities of a series may be issuable in temporary or permanent global form. We will only offer and sell debt securities in bearer form outside the United States to non-U.S. persons and to foreign branches of certain United States banks.

                             ---------------------

     Our debt securities are unsecured and are not savings accounts, deposits or other obligations of a bank. The securities are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                             ---------------------

                  The date of this prospectus is April 4, 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ABOUT THIS PROSPECTUS.......................................     1
WHERE YOU CAN FIND MORE INFORMATION.........................     1
SOUTHTRUST CORPORATION......................................     2
  Consolidated Ratios of Earnings to Fixed Charges..........     3
  Earnings to Fixed Charges.................................     3
USE OF PROCEEDS.............................................     3
REGULATORY MATTERS..........................................     3
  Capital Adequacy..........................................     4
  Source of Strength........................................     5
  Interstate Banking........................................     5
  Gramm-Leach-Bliley Act....................................     6
  Changes in Regulations....................................     6
DESCRIPTION OF DEBT SECURITIES..............................     6
  General...................................................     7
  Denominations, Registration and Transfer..................     8
  Currency Risks............................................     9
  Payment and Paying Agents.................................     9
  Global Notes..............................................    10
  Limitations on Us and Certain of Our Subsidiaries.........    12
  Senior Securities.........................................    12
  Events of Default.........................................    12
  Subordinated Securities...................................    13
  Miscellaneous Rights and Obligations of Trustees..........    14
  Modification and Waiver...................................    15
  Consolidation, Merger and Sale of Assets..................    16
  Defeasance................................................    16
  Notices...................................................    17
  Governing Law.............................................    17
  Regarding the Trustees....................................    17
  U.S. Federal Taxation.....................................    17
DESCRIPTION OF OUR CAPITAL STOCK............................    17
  Description of Our Preferred Stock........................    18
  Description of Our Common Stock...........................    19
REGISTRATION AND SETTLEMENT.................................    22
  The Depository Trust Company..............................    22
  Clearstream, Luxembourg and Euroclear.....................    23
  Global Clearance and Settlement Procedures................    25
LIMITATIONS ON ISSUANCE OF BEARER SECURITIES................    25
PLAN OF DISTRIBUTION........................................    26
LEGAL MATTERS...............................................    27
EXPERTS.....................................................    27

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. We may from time to time sell up to a total dollar amount of $1,000,000,000 in any combination of the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities we are offering. The prospectus supplement also will include a discussion of U.S. federal income tax consequences and any risk factors or other special considerations applicable to the issuance of those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information we incorporate by reference in this prospectus. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of these documents.

     Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus to "we," "us," "our," or similar references refer to SouthTrust Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You also can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You also can inspect records and other reports we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20096.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to our SEC filings. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001; and

     - Our Proxy Statement for the 2002 Annual Meeting of Stockholders.

     You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

                                Alton E. Yother
                             SouthTrust Corporation
                                SouthTrust Tower
                             420 North 20th Street
                           Birmingham, Alabama 35203
                             Phone: (205) 254-5000

     You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may use this prospectus only to sell securities if it is accompanied by a prospectus supplement. We are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                             SOUTHTRUST CORPORATION

     We are a bank holding company headquartered in Birmingham, Alabama. We were incorporated under the laws of Delaware in 1968 in order to acquire all of the outstanding capital stock of SouthTrust Bank's predecessor. Through our subsidiary bank or bank-related subsidiaries, we engage in a full range of banking services from more than 700 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. We also offer a range of other services, including mortgage banking services, fiduciary and trust services and securities brokerage services. As of December 31, 2001, we had consolidated total assets of approximately $48.8 billion, which ranked us as the twenty-third largest bank holding company in the United States.

     As a bank holding company, we are regulated and supervised by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. As of December 31, 2001, our capital ratios and those of SouthTrust Bank were in excess of the guidelines imposed by the Federal Reserve Board and the Federal Deposit Insurance Corporation. SouthTrust Bank, organized under the laws of the State of Alabama, and our bank-related subsidiaries are subject to regulation and supervision by the Alabama State Banking Department, the Federal Reserve Board and the FDIC, as applicable. The amount of dividends that SouthTrust Bank may pay is limited by regulation. We have pursued a strategy of acquiring banks and financial institutions throughout the growth areas of the Southeast and Texas. The purpose of our expansion is to give us access to metropolitan markets with favorable prospects for growth of population, per capita income, and business development opportunities. Since January 1, 2001, we completed six acquisitions, adding approximately $1.9 billion in total assets, $1.3 billion in loans, and $1.7 billion in deposits.

     As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for bank holding company ownership and control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of deposits and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of business.

     Our headquarters are located at 420 North 20th Street, Birmingham, Alabama 35203 and our telephone number is (205) 254-5000.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the years in the five year period ended December 31, 2001 are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                          2001   2000   1999   1998   1997
                                                          ----   ----   ----   ----   ----
EARNINGS TO FIXED CHARGES
     Including Interest on Deposits.....................  1.50x  1.35x  1.42x  1.39x  1.40x
     Excluding Interest on Deposits.....................  2.43   1.97   2.11   2.09   2.05

     - The consolidated ratio of earnings to fixed charges is calculated as follows:

              net income before taxes + fixed charges - equity in
        undistributed earnings or losses of unconsolidated subsidiaries
                             ---------------------
                                 fixed charges

Fixed charges consist of:

     - interest expense,

     - capitalized interest,

     - amortization of debt expense, and

     - the interest portion of rent expense.

     The consolidated ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios of earnings to fixed charges listed above because we had no shares of preferred stock outstanding during the periods indicated above.

                                USE OF PROCEEDS

     Unless we describe a different use in a prospectus supplement, we will use net proceeds from the sale of our securities for general corporate purposes. General corporate purposes include:

     - our working capital needs;

     - investments in, or extensions of credit to, SouthTrust Bank and our bank-related subsidiaries;

     - possible acquisitions of or investments in businesses of a type eligible for bank holding companies or banks;

     - possible acquisitions of other financial institutions or their assets or liabilities; and

     - possible reduction of outstanding indebtedness.

     We may temporarily invest the net proceeds in investment grade securities pending their use. We also may, from time to time, engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions.

                               REGULATORY MATTERS

     We are a bank holding company within the meaning of the Bank Holding Company Act, and we are registered with the Federal Reserve Board. SouthTrust Bank, our banking subsidiary, is subject to restrictions under state law which limit the transfer of funds by SouthTrust Bank to us and our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. SouthTrust Bank's transfers to us or any of our nonbanking subsidiaries are limited in amount to 10% of SouthTrust Bank's net earnings until the surplus of SouthTrust Bank equals or exceeds 20% of its capital. Once

SouthTrust Bank's surplus exceeds 20% of its capital, SouthTrust Bank is required by Alabama law to seek the prior written approval of the Alabama Superintendent of Banks before making transfers to us or any of our subsidiaries during a calendar year which exceed its net earnings for that year combined with its retained earnings for the preceding two years, less any required transfers to surplus. Federal law requires that any loans or extensions of credit be secured in specified amounts. The Bank Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in nonbanking activities. The Federal Reserve Board only allows exceptions to the rule when it has determined that the activities involved are closely related to banking or controlling banks.

     As a bank holding company, we are required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also examine us and each of our subsidiaries.

     SouthTrust Bank is governed by Alabama laws restricting the declaration and payment of dividends to 90% of annual net income until its surplus funds equal at least 20% of capital stock. SouthTrust Bank has surplus funds in excess of this amount. As a member of the Federal Reserve, SouthTrust Bank is subject to dividend limitations imposed by the Federal Reserve Board that are similar to those applicable to national banks. The payment of dividends by SouthTrust Bank also may be affected by other factors, such as the maintenance of adequate capital for SouthTrust Bank. The Federal Reserve Board also has the power to prohibit the payment of dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the federal bank regulatory agencies have the authority to prohibit the payment of dividends by an insured bank when it determines such payment to be an unsafe and unsound banking practice.

CAPITAL ADEQUACY

     The Federal Reserve Board, the FDIC and the other federal depository institution regulatory agencies have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, based on its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital consists of common and qualifying preferred stockholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt and the allowance for credit losses up to 1.25 percent of risk weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without the prior approval of the Federal Reserve and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank's risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50 percent of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4 percent and the minimum total capital ratio is 8 percent. Our Tier 1 and total risk-based capital ratios under the guidelines at December 31, 2001 were 8.23 percent and 11.13 percent, respectively. At December 31, 2001, we did not have any subordinated debt that qualified as Tier 3 capital.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted quarterly average assets. Although the stated minimum ratio is 3 percent, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above the minimum 3 percent. Our leverage ratio at December 31, 2001 was 7.02 percent. We meet our leverage ratio requirements.

     The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. This Act imposes progressively higher constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. In addition, this Act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     Banking regulatory agencies have adopted regulations that define the five capital categories identified by this act, using the Tier 1 risk-based capital, total risk-based capital and leverage capital ratios as the relevant capital measures. Under those regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6 percent, a total capital ratio of at least 10 percent and a leverage ratio of at least 5 percent and not be subject to a capital directive order. Under these guidelines, our banking subsidiary is considered "well capitalized."

     The Federal Deposit Insurance Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

SOURCE OF STRENGTH

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when we are not able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries, if any, may be assessed for the FDIC's loss, subject to certain exceptions.

INTERSTATE BANKING

     Bank holding companies (including bank holding companies that also are financial holding companies) are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but is subject to any state requirement that the banks have been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, before or after the proposed acquisition, controls no more than 10 percent of the total amount of deposits of insured depository institutions in the United States and no more than 30 percent, or such lesser or greater amount set by state law, of such deposits in that state.

     Subject to certain restrictions, the Interstate Banking and Branching Act also authorizes banks to merge across state lines and to create interstate branches. The Interstate Banking and Branching Act also permits a bank to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such branching. We consolidated our banking subsidiaries located in the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee into our largest banking subsidiary, SouthTrust Bank of Alabama, National Association and changed its name to SouthTrust Bank, National Association effective June 2, 1997. Since that time, we have acquired additional banks located in the states of Florida, Texas and Virginia. On June 6, 2000, we converted SouthTrust Bank into a state-chartered bank under the laws of the State of Alabama. As previously described, we regularly evaluate merger and acquisition opportunities and anticipate that we will continue that practice.

GRAMM-LEACH-BLILEY ACT

     A financial holding company, and the companies under its control, are permitted to engage in activities considered "financial in nature" as defined by the Gramm-Leach Bliley Act and Federal Reserve Board interpretations (including, without limitation, insurance and securities activities), and, therefore, may engage in a broader range of activities than permitted for bank holding companies and their subsidiaries. A financial holding company may directly or indirectly engage in activities considered financial in nature, either de novo or by acquisition, provided that the financial holding company gives the Federal Reserve Board after-the-fact notice of the new activities.

     A bank holding company may elect to be treated as a financial holding company only if all banking subsidiaries of the bank holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. On February 15, 2000, we filed a written declaration with the Board of Governors of the Federal Reserve System to become a financial holding company. On March 13, 2000, the Federal Reserve approved our application to become a financial holding company.

CHANGES IN REGULATIONS

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. We cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on us and our subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any applicable prospectus supplement may relate. A prospectus supplement will describe the particular terms of any debt securities that we offer, including the extent to which these general provisions will apply to any offered debt securities.

     We will issue any senior debt securities under an indenture between us and a trustee to be named in any applicable prospectus supplement. We will issue any subordinated debt securities under an indenture between us and a trustee to be named in any applicable prospectus supplement. We will refer to the senior indenture and the subordinated indenture collectively as the "indentures" and the senior trustee and subordinated trustee collectively as the "trustees." Copies of the forms of indentures are filed as exhibits to this registration statement. An applicable prospectus supplement will detail any changes or modifications to the forms of indentures discussed below.

     The following summaries of the debt securities and the indentures are not complete and are qualified in their entirety by reference to the terms of the indentures. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given to them in the indentures.

GENERAL

     The debt securities will be our direct, unsecured obligations. The total amount of securities that may be offered and sold using this prospectus is limited to the aggregate initial offering price of the securities registered under the registration statement. Neither indenture limits the amount of debt securities that may be issued.

     Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

     A prospectus supplement will describe the following terms of any offered debt securities:

     - the title of the offered debt securities;

     - any limit on the aggregate principal amount of the offered debt securities;

     - the date or dates on which the offered debt securities may be issued and are or will be payable;

     - the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest, and the date interest will begin to accrue;

     - the interest payment dates, the regular record dates for the interest payment dates, and the extent to which any interest payable on a temporary or permanent global debt security on an interest payment date will be paid if different from the manner described under the heading "Global Notes" below;

     - the place or places where payments may be made on offered debt securities and the place or places where the offered debt securities may be presented for registration of transfer or exchange and, if applicable, conversion;

     - the date or dates after which, the price or prices at which, and the terms and conditions upon which the offered debt securities may be redeemed at our option;

     - our obligation or option, if any, to redeem, to repay or purchase the offered debt securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the offered debt securities will be redeemed, repaid or purchased pursuant to any such obligation;

     - whether the offered debt securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the amount of such discount;

     - provisions, if any, for the defeasance of the offered debt securities;

     - whether the offered debt securities are to be issued as registered securities or bearer securities, or both, and if bearer securities are issued, whether coupons will be attached, whether bearer securities may be exchanged for registered securities and the circumstances and places for such exchange, if permitted, and any United States tax consequences to foreign investors in offered debt securities;

     - whether the offered debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global notes in registered or bearer form and, if so, the identity of the depositary, if any, for such global note or notes;

     - any provisions for payment of additional amounts for taxes, and any provisions for redemption in the event we must comply with reporting requirements in respect of an offered debt security other than a floating rate security or must pay such additional amounts in respect of any offered debt security;

     - if other than in U.S. dollars, the foreign currency or currencies in which the debt securities may be denominated and the principal of, and premium, if any, and any interest on the offered debt securities shall or may be paid and, if applicable, whether at our election and/or the holder, and the conditions and manner of determining the exchange rate or rates;

     - any index used to determine the amount of principal, premium and interest on the offered debt securities;

     - the applicable overdue rate, if any;

     - any addition to, or modification or deletion of, any events of default or covenants provided for with respect to the offered debt securities;

     - the priority of payment of such offered debt securities; and

     - any other detailed terms and provisions of the offered debt securities which are not inconsistent with the relevant indenture.

If offered debt securities are denominated in a foreign currency, the prospectus supplement also will describe any special provisions relevant to offered debt securities denominated in a currency other than U.S. dollars.

     We may issue debt securities in one or more series with the same or different maturities. We may issue debt securities which provide for an amount less than the stated principal amount to be paid upon an acceleration of its maturity. These "discount securities" may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount below their stated principal amount. Some debt securities may be deemed to be issued with "original issue discount" within the meaning of the Internal Revenue Code. If we issue debt securities with original issue discount, we will discuss the United States tax implications in the prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     We may denominate the debt securities in U.S. dollars or in another currency or currency unit. Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. We may also issue one or more global notes in a denomination or aggregate denominations equal to the aggregate principal amount of the outstanding debt securities of the series to be represented by such global note or notes.

     You may exchange registered debt securities of any series (other than a global note) for other registered debt securities of the same series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. In addition, if we so provide in a prospectus supplement, bearer securities of any series which are registrable as to principal and interest may, at the option of the holder and subject to the terms of the applicable indenture, be exchangeable into registered securities of the same series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. You must surrender any bearer security for exchange with all unmatured coupons and all matured coupons in default except that any bearer security you surrender in exchange for a registered security between a regular record date or a special record date and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest and interest will not be payable on the registered security issued in exchange for the surrendered bearer security, but will be payable only to the holder of the coupon when due in accordance with the terms of the applicable indenture. Except as provided in a prospectus supplement, we will not issue bearer securities in exchange for registered securities.

     You may present debt securities for exchange as provided above, and registered securities, other than global notes, may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose at an authorized place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where you can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location of that office. However, we will be required to maintain an office or agency in each place of payment for that series.

CURRENCY RISKS

     Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity. These risks will vary depending upon the currency or currencies involved and we will describe them more thoroughly in the prospectus supplement.

PAYMENT AND PAYING AGENTS

     The principal and any premium and interest on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of the paying agents outside the United States as we may designate from time to time. Unless we indicate otherwise in a prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only if the coupon relating to such interest payment date is surrendered. We will not allow payment with respect to any bearer security at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. We will not allow payment on bearer securities or coupons upon presentation to us or our designated paying agents within the United States or allow any other demand for payment to us or our designated paying agents within the United States. However, we will allow payment of principal and any interest on bearer securities denominated and payable in U.S. dollars to be made at the office of the paying agent in the city of New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless we indicate otherwise in a prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made
(1) by mailing a check to you at the address we have for you in the security register or (2) by wiring money to an account maintained by you. Unless we indicate otherwise in a prospectus supplement, we will pay any installment of interest on registered securities to the person in whose name such registered security is registered at the close of business on the regular record date for the interest payment.

     Unless we indicate otherwise in a prospectus supplement, the relevant trustee will act as our sole paying agent through its principal office in the city of New York, with respect to offered debt securities which are issuable solely as registered securities. We will name any paying agents outside the United States and other paying agents in the United States in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for such series and, if debt securities of a series may be issuable as bearer securities, we will be required to maintain (1) a paying agent in the city of New York for payments with respect to any registered securities of the series, and for payments with respect to bearer securities of the series in the circumstances described above, but not otherwise, and (2) a paying agent in a place of payment located outside the United States where debt securities of such series and any attached coupons may be presented and surrendered for payment. However, if the debt securities of such series are listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and the stock exchange shall so require, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the debt securities of the series.

     Any monies which we pay to the trustees or a paying agent for the payment of principal of, and any premium and interest on, any debt securities which remain unclaimed at the end of two years after such principal, premium or interest became due and payable will be repaid to us and the holder of such debt securities or any coupon will be required to look only to us for payment.

GLOBAL NOTES

     We may issue debt securities in whole or in part in the form of one or more global notes that we will deposit with or on behalf of a depositary located in the United States or a common depositary located outside the United States which we will identify in a prospectus supplement relating to the series. We may issue global notes in either registered or bearer form and in either temporary or permanent form.

     We will describe the specific terms of the depositary arrangement with respect to any offered debt securities of a series in a prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Book-Entry Debt Securities

     Unless otherwise mentioned in the applicable prospectus supplement, we anticipate that our debt securities will be issued in the form of one or more global certificates, or "global notes," registered in the name of a depositary or its nominee. Upon the issuance of a global note in registered form, the U.S. depositary for the global note will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global note to the accounts of financial institutions acting on behalf of beneficial owners as participants in the depositary. The underwriters or agents of the debt securities will designate the accounts to be credited, or we will designate the accounts if the debt securities are offered and sold directly by us. We will limit ownership of beneficial interests in the global notes to participants or persons that may hold interests through participants. The U.S. depositary for a global note or its nominee will maintain records of ownership of beneficial interests, and any transfer of ownership interest must be reflected on those records. Each individual participant will be required to maintain its own set of records regarding ownership of beneficial interests, and transfers of ownership interests held by a person through a participant must be effected through the participant's records. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note.

     So long as the U.S. depositary for a global note in registered form, or its nominee, is the registered owner of the global note, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the indenture governing the debt securities. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have debt securities of the series represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of the debt securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the U.S. depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of securities.

     If applicable, we will make payments with respect to all securities represented by a global note to the paying agent which in turn will make payment to the U.S. depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the securities represented by global notes. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

     - any aspect of the depositary's records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

     - any other aspect of the relationship between the depositary and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

     - the maintenance, supervision or review of any of the depositary's records relating to those beneficial ownership interests.

     We expect that the U.S. depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     A global note may not be transferred except as a whole by the U.S. depositary for the global note to or among a nominee or a successor. If a U.S. depositary for debt securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the global note or global notes representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more global notes and, in such event, will issue debt securities in definitive form in exchange for the global note or global notes representing the debt securities. Further, we may specify that an owner of a beneficial interest in a global note representing debt securities of the series may, on terms acceptable to us and the U.S. depositary, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations we impose in a prospectus supplement relating to the offered debt securities. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in definitive form of debt securities of the series represented by such global note equal in principal amount to such beneficial interest and to have such debt securities registered in its name.

Bearer Debt Securities

     Unless we specify otherwise in a prospectus supplement, we will issue all bearer securities of a series in the form of a single temporary global note, to be deposited with a common depositary in London for the operator of the Euroclear Bank, S.A./N.V., or "Euroclear", or Clearstream Banking S.A., or "Clearstream, Luxembourg", for credit to the designated accounts. Beneficial owners of interests in a temporary global note may exchange such interests for definitive debt securities or for interests in a permanent global note, without interest coupons, forty days after the issue date of the temporary global note upon presentation of written proof of title in the form and to the effect described above under "Denominations, Registration and Transfer." The definitive debt securities or the permanent global note will represent debt securities having the same interest rate and stated maturity. The beneficial owner of a debt security represented by a temporary global note or a permanent global note, on or after the applicable exchange date and upon 30 days' notice to the relevant trustee given through Euroclear or Clearstream, Luxembourg may exchange its interest for definitive bearer securities or definitive registered securities of any authorized denomination. We will not deliver a bearer security, by mail or otherwise, in exchange for a portion of a temporary global note or a permanent global note to any location in the United States in connection with the exchange.

     Unless we specify otherwise in a prospectus supplement, we will pay interest on a temporary global note payable on an interest payment date occurring prior to the date on which debt securities represented by the temporary global note are exchangeable for definitive debt securities or for interests in a permanent global note to Euroclear or Clearstream, Luxembourg with respect to the portion of the temporary global note held for its account. Both Euroclear and Clearstream, Luxembourg will undertake to credit the interest received by it in respect of a temporary global note to the respective accounts for which it holds the temporary global note only upon receipt in each case of written proof of title in the form and to the effect described above under "Denominations, Registration and Transfer."

LIMITATIONS ON US AND CERTAIN OF OUR SUBSIDIARIES

     The indentures prohibit the sale, assignment, transfer or other disposition of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of our banking subsidiary, SouthTrust Bank, and further prohibit SouthTrust Bank from issuing any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, such voting stock, if, after giving effect to the transaction and to the issuance of the maximum number of shares of voting stock issuable upon all such convertible securities, options, warrants or rights, SouthTrust Bank would cease to be a subsidiary controlled by us. The indentures further prohibit the merger or consolidation of SouthTrust Bank with or into any other corporation, or the other disposition of all or substantially all of its properties and assets to any person, if, after giving effect to the transaction, its successor in the merger or consolidation, or the person that acquires all or substantially all of its assets or properties will become a controlled subsidiary. However, we may sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of SouthTrust Bank:

     - in compliance with an order of a court or regulatory authority of competent jurisdiction; or

     - where the proceeds, if any, from such sale, assignment or disposition are, within a reasonable period of time, invested in a subsidiary controlled by us engaged in the banking business or any other business in which bank holding companies may legally engage, pursuant to an understanding or agreement in principle reached at the time of such sale, assignment or disposition.

SENIOR SECURITIES

     The senior securities are our direct, unsecured obligations and are not obligations of our subsidiaries. The senior securities of each series rank equally with all of our other outstanding, unsecured, senior indebtedness.

EVENTS OF DEFAULT

     The following are events of default under the senior indenture with respect to senior securities of any series:

     - our failure to pay interest on any securities of a series within 30 days after the interest becomes due;

     - our failure to pay the principal or any premium on any senior security of the series at its maturity;

     - our default in the deposit of any sinking fund payment, when and as due by the terms of any senior security of that series;

     - our failure, subject to the terms of the indenture, to perform any of our covenants under the senior indenture unless the holders of a majority in principal of the outstanding senior securities waive compliance with the covenant;

     - our default under or breach of any of our covenants or warranties other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series for a period of 90 days after written notice is provided pursuant to the indenture;

     - certain events involving the bankruptcy, insolvency or reorganization of us or SouthTrust Bank, whether voluntary or involuntary;

     - our indebtedness for borrowed money or the indebtedness of SouthTrust Bank in excess of $5,000,000, whether the indebtedness now exists or is created later, is not paid at final maturity or becomes or is declared due and payable prior to the date or dates on which such indebtedness would otherwise have become due and payable as a result of the occurrence of one or more events of default as defined in any mortgages, indentures, or instruments under which such indebtedness may have been issued or by which the indebtedness may have been secured, and the failure is not cured, rescinded or annulled within 30 days; and

     - any other event of default provided for with respect to debt securities of that series.

     Each indenture provides that if an event of default, other than bankruptcy, insolvency or reorganization, occurs and is continuing with respect to any series of debt securities, either the senior debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or in the case of discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. If bankruptcy, insolvency or reorganization occurs, the principal amount of the senior securities shall become immediately due and payable without any declaration or other act on the part of the trustee or any holder. At any time after a declaration of acceleration with respect to senior securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, withdraw or stop the acceleration.

     The senior indenture provides that upon our failure to pay interest or principal or to make a deposit of a sinking fund payment, we will, upon demand of the senior debt trustee, pay to the senior debt trustee, for the benefit of the holder of any such senior security, the entire amount due on the senior securities or matured coupons for principal, premium, if any, and interest. The senior indenture further provides that if we fail to pay such amount immediately upon demand, the senior debt trustee may, among other things, institute a judicial proceeding for the collection of the payment.

SUBORDINATED SECURITIES

     The subordinated securities are our direct, unsecured obligations and will rank equally with all of our other outstanding, unsecured, subordinated indebtedness.

Subordination

     Any subordinated debt securities we issue will be subordinate and junior in right of payment to all our senior indebtedness, whether existing at the date of the subordinated debt indenture or subsequently incurred. If we default in the payment of any principal of or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, we will not make any direct or indirect payment for principal of or interest on the subordinated securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated securities.

     "Senior indebtedness" means:

     - any of our obligations to our creditors whether now outstanding or subsequently incurred, as to which, in the creating instrument, it is provided that the obligation is senior indebtedness;

     - our 8 5/8% Subordinated Notes due May 15, 2004;

     - our 7% Debentures due May 15, 2003;

     - our 7 5/8% Subordinated Notes due May 1, 2004; and

     - our 8% Subordinated Notes due September 15, 2014.

     If any of the following events occur, all senior indebtedness, including any interest which accrues after such an event, will be paid in full before any payment or distribution is made for interest or principal on the subordinated securities:

     - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or any similar proceeding relating to us, our creditors, or our property;

     - any proceeding involving our liquidation, dissolution or other winding up of our business, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings;

     - any assignment by us for the benefit of our creditors; or

     - any other marshaling of our assets.

     If we repay any debt security before the required date or in connection with one of the above events, any principal, premium or interest will be paid to holders of senior indebtedness before any holders of subordinated securities are paid. In addition, if such amounts were previously paid to the holders of subordinated securities or the subordinated trustee, the holders of senior indebtedness shall have first rights to such amounts previously paid.

     Until all senior indebtedness is paid in full, the holders of subordinated indebtedness will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets.

Events of Default and Limited Rights of Acceleration

     The subordinated indenture defines an event of default as our bankruptcy, insolvency or reorganization and, if specified in the resolution adopted by our board of directors with respect to a series, certain other events. If an event of default occurs and is continuing, either the subordinated debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated securities of that series or, if the subordinated securities are discount securities, such portion of the principal amount, may declare the principal amount of all the subordinated securities of that series to be due and payable immediately in the currency in which the subordinated securities are denominated. This acceleration provision would be subject to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature of the rights of the holders of the subordinated securities. The holders of a majority in principal amount of the subordinated securities then outstanding or of the series affected may annul the declaration of an event of default and waive past defaults.

     A prospectus supplement relating to a series of subordinated securities may provide for a right of acceleration of the payment of principal of the subordinated securities, or certain series thereof, upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. If not so provided, in the event of a default in the payment of principal or accrued interest or the performance of any covenant or agreement in the subordinated securities or subordinated indenture, the subordinated debt trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal or accrued interest or the performance of the covenant or agreement.

MISCELLANEOUS RIGHTS AND OBLIGATIONS OF TRUSTEES

     The indentures provide that, subject to the duty of the trustees during default to act with the required standard of care, the respective trustee will be under no obligation to exercise any of its rights or powers under the relevant indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred by the trustee. Subject to the provisions for the indemnification of the trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

     We are required to furnish the trustees annually with a statement as to our performance of certain obligations under the relevant indentures and as to any default in performance and to file with the relevant trustee written notice of the occurrence of any default or event of default within ten business days of the date we first become aware of such default or event of default.

MODIFICATION AND WAIVER

     We and the relevant trustee may modify the indentures with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment voting separately. However, unless each affected holder agrees, we cannot amend or modify the indentures to:

     - change the stated maturity of the principal of, or any installment of principal or interest on, any debt security,

     - reduce the principal amount of, or any premium or interest on, any debt security,

     - reduce the amount of principal of a discount security payable upon acceleration of its maturity,

     - change the currency in which principal of, or any premium or interest on, any debt security is denominated or payable,

     - adversely affect the right of repayment or repurchase, if any, at the option of the holder,

     - reduce the amount of or postpone the date fixed for any payment under any sinking fund or similar provisions,

     - impair the right to sue for the enforcement of any payment on or with respect to any debt security,

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the relevant indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

     - limit our obligation to maintain a paying agency outside the United States for bearer securities,

     - limit our obligation to redeem an affected security, or

     - modify the provisions of an indenture relating to the modification of the indenture, or the circumstances under which the holders may waive our past defaults and certain of our covenants.

     The holders of a majority in principal amount of the outstanding debt securities of each series may waive compliance with certain covenants of the relevant indenture and any event of default resulting in acceleration of such debt securities in specified circumstances. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may waive any past default under the relevant indenture with respect to debt securities of that series, except a default, (1) in the payment of principal, premium, if any, or interest or in the payment of any sinking fund installment or similar obligation, or (2) under a covenant or provision that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

     In addition, we may, with the consent of our board of directors and the trustee, change the terms of an indenture through an indenture supplement without the consent of any holders only for the following purposes:

     - to evidence our purchase by or merger with another corporation and the assumption by any such successor of our covenants under the relevant indenture;

     - to add to our covenants for the benefit of the holders or to surrender any right or power herein conferred upon us;

     - to add any additional events of default;

     - to add to or change any of the provisions of the relevant indenture to facilitate the issuance of debt securities in bearer form;

     - to change or eliminate any of the relevant indenture's provisions, provided that there are no debt securities outstanding which are entitled to the benefit of the provision;

     - to secure the debt securities;

     - to supplement any of the provisions of the relevant indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities provided that any such action shall not adversely affect the interests of the holders of debt securities of the series or any other series of debt securities;

     - to establish the form or terms of the debt securities and coupons, if any, as permitted by the relevant indenture;

     - to evidence and provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the relevant indenture by more than one trustee;

     - to make any modifications, amendments or supplements to any indenture provisions which are required by amendment of the Trust Indenture Act of 1939 or any changes to pertinent regulations after the date of this prospectus; and

     - to cure any ambiguity, any defect or any inconsistent provision, provided such action shall not adversely affect the holders' interests in any material respect.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We shall not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially to any person, and we shall not permit a consolidation or merger with another person or allow another person to convey, transfer or lease its properties and assets substantially to us, unless:

     - the other corporation expressly assumes by supplemental indenture executed and delivered to the trustee the payment of the principal, interest and any premium on all the debt securities and the performance of every covenant of the indentures;

     - no event of default, and no event which after notice of lapse of time, or both, would become an event of default, shall happen or be continuing upon the occurrence of such transaction;

     - the corporation formed by the consolidation or into which we shall have been merged or the person to which such sale, lease or other disposition shall have been made is a banking institution or a bank holding company subject to Federal or State authority; and

     - we deliver to the respective trustees an officers' certificate and an opinion of counsel stating that the consolidation, merger, conveyance, transfer or lease required in connection with the transaction, and the supplemental indenture, if any, complies with the indentures and all conditions precedent have been complied with.

DEFEASANCE

     At the time that we establish a series of debt securities under the applicable indenture, we can provide that, at our option, we:

     - will be discharged from any and all obligations with respect to the offered debt securities of the series, except for obligations relating to transfer or exchange of the debt securities, replacement of stolen, lost or mutilated debt securities, maintenance of paying agencies or to hold monies for payment in trust; or

     - will not be subject to provisions of the relevant indenture concerning merger, consolidation or sale, or the sale of voting stock of SouthTrust Bank.

     If we exercise either of the above options, we must deposit with the relevant trustee an amount which would be sufficient to pay all the principal, interest and any premium on the offered debt securities of the series on the dates payments are due in accordance with the terms of the offered debt securities. If we do exercise either of the options, we also must deliver an opinion of counsel that states:

     - that we have received from or there has been published by the IRS a ruling to the effect that the deposit and related defeasance would not cause the holders of the offered debt securities of such series to recognize income, gain or loss for United States income tax purposes; and

     - if the offered debt securities of the series are then listed on any national securities exchange, the debt securities would not be delisted from the exchange as a result of our exercise of the option.

     No discharge or defeasance described above shall affect any of our obligations, if applicable, to convert debt securities of a given series into common stock.

NOTICES

     Unless the indentures provide otherwise, we will provide notice to holders of bearer securities via publication at least twice in a daily newspaper in the City of New York and, if debt securities of a series are then listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, in a daily newspaper in London or Luxembourg or any other required city located outside the United States, as the case may be, or, if not practicable, elsewhere in Europe. We will provide holders of registered securities any required notices by mail to the addresses of the holders as they appear in the security register.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies. A judgment for money damages awarded by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, ordinarily will be rendered only in U.S. dollars.

REGARDING THE TRUSTEES

     We and our subsidiaries from time to time may borrow from the trustees, maintain deposit accounts and conduct other banking transactions with them in the ordinary course of business.

U.S. FEDERAL TAXATION

     The prospectus supplement will contain a brief summary of the relevant United States federal income taxation laws applicable to the offered debt securities.

                        DESCRIPTION OF OUR CAPITAL STOCK

     The following summaries of our preferred stock and our common stock are not complete and are qualified in their entirety by reference to the applicable provisions of the General Corporation Law of the State of Delaware and our restated certificate of incorporation, including the certificate of designation which will describe our preferred stock and be filed with the SEC at or before the time of sale of any preferred stock, and our restated bylaws.

     Our authorized capital stock consists of 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2001, 346,272,607 shares of common stock were issued and outstanding and no shares of preferred stock were outstanding. In addition, 2,000,000 shares of preferred stock designated as Series 1999 Junior Participating preferred stock were reserved for issuance upon the exercise of certain rights described below under "Stockholders' Rights Plan." We proposed, and our board of directors approved, an amendment to our restated certificate of incorporation which, if approved by our stockholders, would increase our authorized capital stock to 1,005,000,000 shares, 1,000,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our stockholders will vote on the proposed amendment at our 2002 annual meeting, scheduled to be held on Wednesday, April 17, 2002.

     Since we are a holding company, our right, and hence the rights of creditors and stockholders, to participate in any distribution of assets of any subsidiary, including SouthTrust Bank, upon its liquidation or reorganization or otherwise necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

DESCRIPTION OF OUR PREFERRED STOCK

     The following descriptions of the terms of our preferred stock are general in nature, and will be applicable to any prospectus supplement. We will describe the specific terms of any series of our preferred stock offered in a prospectus supplement relating to the series of our preferred stock offered. If indicated in the applicable prospectus supplement, we may vary the terms of the series from the terms set forth below. Our description of certain provisions of our preferred stock set forth below and in any applicable prospectus supplement is not complete and is qualified in its entirety by reference to the certificate of designations relating to each series of the preferred stock which will be filed with the SEC.

General

     We have 5,000,000 shares of preferred stock authorized and may issue such preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights and other rights as we may determine. The prospectus supplement for any offer of preferred stock will contain specific terms, such as:

     - the title and stated value of the preferred stock;

     - the aggregate number of shares of preferred stock offered;

     - dividend rates;

     - call provisions;

     - liquidation payments;

     - sinking fund provisions;

     - conversion privileges;

     - voting rights; and

     - whether dividends will be cumulative, noncumulative or partially cumulative.

     Regardless of the series of preferred stock, holders of preferred stock will not have any preemptive right to purchase more of our shares upon issuance. Any issuance of preferred stock may affect the rights of our common stockholders, and these effects might include:

     - restrictions of our payment of dividends to holders of common stock if we have not paid dividends on the preferred stock;

     - dilution of the equity interest in our common stock unless we redeem the preferred stock; and

     - inability to share in a distribution of our assets upon liquidation until any liquidation preference of our preferred stockholders has been satisfied.

Series 1999 Junior Participating Preferred Stock

     We currently have designated 2,000,000 shares of Series 1999 Junior Participating preferred stock in connection with our Stockholder's Rights Plan, no shares of which were issued and outstanding as of December 31, 2001. One share of the Series 1999 Junior Participating preferred is equivalent to 100 shares of our common stock in terms of dividend and voting rights.

DESCRIPTION OF OUR COMMON STOCK

Dividend Rights

     The holders of our common stock are entitled to receive dividends or distributions as our board may declare out of funds legally available for such payments. Our payment of dividends is subject to the restrictions of Delaware law applicable to the declaration of dividends by a corporation. A corporation generally may not authorize and pay dividends if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of its stockholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of dividends to holders of common stock is subject to any prior rights of outstanding preferred stock. Because our primary subsidiary is a bank, dividend payments made by such subsidiary to us are limited by law and regulations of the bank regulatory authorities.

Voting Rights and Other Matters

     The holders of our common stock are entitled to one vote per share. The holders of our common stock do not have the right to cumulate their shares of common stock in the election of directors. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters. However, in the event of a transaction or a series of transactions with a holder of more than 10% of our voting stock or an affiliate of such a holder pursuant to which we would be merged into or with another corporation or securities would be issued in a transaction which would transfer control to another entity, or similar transactions having the same effect, the affirmative vote of the holders of 70% of the voting power of our outstanding voting securities would be required except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of our board who are unaffiliated with the 10% holder and who were directors prior to the transaction.

     Our common stock does not have any conversion rights, preemptive rights, redemption privileges or sinking fund provisions.

Liquidation Rights

     In the event of our liquidation, holders of common stock will be entitled to receive pro rata any assets legally available for distribution to stockholders, subject to any prior rights of any preferred stock then outstanding.

Provisions with Respect to Board of Directors

     Our restated certificate of incorporation provides that the members of our board are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, roughly one-third of the members of the board will be elected for a three-year term. The other directors will remain in office until their three year terms expire. Therefore, control of our board cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the board can be changed.

Special Vote Requirements for Amendments to Our Restated Certificate of Incorporation

     The General Corporation Law of the State of Delaware and our restated certificate of incorporation and bylaws provide that a director, or the entire board of directors, may be removed by the stockholders only for cause. Our restated certificate of incorporation and bylaws also provide that a vote of at least 70% of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire board of directors from office. Portions of our restated certificate of incorporation which we have described in the preceding paragraphs, including those related to business combinations and the classified board of directors, may be amended only by the affirmative vote of the holders of 70% of our outstanding voting stock.

Possible Effect of Special Provisions

     Certain provisions of our restated certificate of incorporation and bylaws may make it less likely that our management would be changed or someone would acquire voting control of our company without our board's consent. These provisions also may delay, deter or prevent attempts by third parties to acquire control of our company, and, as a result, may reduce the amount a stockholder might realize in, for example, a tender offer for our capital stock.

Stockholders' Rights Plan

     Each share of our common stock outstanding as of February 22, 1999 (as adjusted for a 2-for-1 stock split declared on April 18, 2001), including those that may be issued upon the conversion or exercise of other securities offered under this prospectus, carries with it one-half of a preferred share purchase right, referred to in this prospectus as a "Right." If the Rights become exercisable, each Right entitles the registered holder of a Right to purchase one one-hundredth of a share of the Series 1999 Junior Participating preferred stock at a purchase price of $150.00. Until a Right is exercised, the holder of the Right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the Right.

     The Rights trade automatically with shares of common stock. A holder of our common stock may exercise the Rights only under the circumstances described below. The Rights generally will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination that our board of directors approves since we may redeem the Rights before a person or group acquires 15% or more of the outstanding shares of our common stock. The Rights may, but are not intended to, deter takeover proposals that may be in the interests of our stockholders.

     Holders may exercise their Rights only following a distribution date. A distribution date will occur on the earlier of:

     - 10 days after a public announcement that a person or group has acquired or obtained the right to acquire 15% or more of the outstanding shares of common stock; or

     - 10 days after a person or group makes or announces an offer to purchase common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of common stock; or

     - 10 days after the board of directors declares that a person or group has become the beneficial owner of at least 10% of the outstanding shares of common stock, and that this ownership might cause us to take action which is not in our long-term interests or which will impact us to the detriment of our stockholders.

     The Rights have additional features that will be triggered upon the occurrence of specified events, including:

     - if a person or group acquires 15% or more of the outstanding shares of common stock, holders of the Rights, other than such person or group whose Rights will have become void, may purchase common stock, instead of our Series 1999 Junior Participating preferred stock, having a value of twice the Right's then current purchase price;

     - if our company is involved in certain business combinations or the sale of 50% or more of our assets or earning power after a person or group acquires 15% or more of our outstanding common stock, the holders of the Rights, other than such person or group whose Rights will have become void, may purchase common stock of the acquirer or an affiliated company having a value of twice the Right's then current purchase price; or

     - if a person or group acquires 15% or more of the outstanding shares of common stock, our board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the Rights, other than Rights held or previously held by the 15% or greater stockholder, for common stock at an exchange ratio of one share of common stock per Right, subject to adjustment for any stock split, stock dividend or similar transaction.

     At any time prior to the earlier of (1) 10 days after a person or group acquires 15% or more of the outstanding shares of common stock, or (2) February 22, 2009, our board of directors may redeem all of the Rights at a price of $.01 per Right, subject to adjustment for stock dividends, stock splits and similar transactions. Our board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. However, the board may not redeem any of the Rights after it determines that a person or group owning at least 10% of our common stock poses a threat to our company. Immediately after the redemption of the Rights, the holder can no longer exercise the Rights and can only receive the redemption price described above.

     The Rights will expire on February 22, 2009, unless we redeem or exchange them before then or extend the expiration date. Our board of directors may amend the terms of the Rights, other than the redemption price, without the consent of the holders of the Rights at any time prior to a distribution date in any manner our board deems desirable. Our board of directors may amend the terms of the Rights without the consent of the holders of the Rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the Rights.

     Our description of the Rights and the Series 1999 Junior Participating preferred stock is not complete and is qualified in its entirety by reference to our Rights Agreement with American Stock Transfer & Trust Company dated as of August 1, 2000 and the certificate of designation for the Series 1999 Junior Participating preferred stock.

Transfer Agent

     The transfer agent for the common stock is American Stock Transfer & Trust Company.

                          REGISTRATION AND SETTLEMENT

THE DEPOSITORY TRUST COMPANY

     Unless otherwise specified in a prospectus supplement, the debt securities we offer will be issued only in book-entry form represented by global securities in registered form (a "Global Security"). The Global Security will be held through DTC, as depositary, and registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the securities.

     Beneficial interests in the Global Security will be shown on, and transfers will be effected through, records maintained by DTC. Transfers of ownership interests in the securities will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners. Beneficial owners of these securities will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole holder of the securities represented thereby for all purposes under the applicable indenture or warrant or unit agreement. Except as otherwise provided below, the beneficial owners of the securities will not be entitled to receive physical delivery of the certificated security and will not be considered the holders for any purpose under the applicable indenture or agreement. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which the beneficial owner owns its interest in order to exercise any rights of a holder under the security or the applicable indenture or agreement. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in the securities.

     The following is based on information supplied by DTC:

          DTC will act as securities depository for certain securities. Those securities will be issued as fully registered securities registered in the name of DTC's partnership nominee, Cede & Co. One Global Security will be issued for all of the principal amount of the securities, but if any series exceeds an aggregate principal amount of $200,000,000, certificates will be issued in increments of up to $200,000,000.

          DTC has advised us that it is:

        - a limited-purpose trust company organized under the New York banking laws;

        - a "banking organization" within the meaning of the New York banking laws;

        - a member of the Federal Reserve System;

        - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

        - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

          DTC has also informed us that it was created to:

        - hold securities that its "participants" deposit with DTC; and

        - facilitate the settlement among its participants of securities transactions in deposited securities, including transfers and pledges, through computerized electronic book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates.

"Direct participants" have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the

National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser, the beneficial owner, of each security represented by a Global Security is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to its direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. DTC assigns its right to consent or vote to its direct participants.

     Principal and any premium or interest payments on the securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of the direct or indirect participant.

     DTC will send redemption notices to Cede & Co. If we redeem less than all of the securities, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     DTC may discontinue providing its services as securities depository for the securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, certificated securities are required to be printed and delivered.

     The information in this section concerning DTC and DTC's system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

CLEARSTREAM, LUXEMBOURG AND EUROCLEAR

     Securities of a series issued in book-entry form and sold or traded outside the United States may be represented by one or more Global Securities held through Clearstream Banking, S.A., "Clearstream, Luxembourg", or the Euroclear operator of the Euroclear System.

Clearstream, Luxembourg

     Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, societe anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

     Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

     As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriters for the Global Securities. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

     Distributions with respect to the Global Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

Euroclear

     Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

     Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the Global Securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

     The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

     - transfers of securities and cash within Euroclear;

     - withdrawal of securities and cash from Euroclear; and

     - receipt of payments with respect to securities in Euroclear.

     All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

     Distributions with respect to Global Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     You will be required to make your initial payment for the securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

     Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counter party in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transactions meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of the time-zone difference, credits of Global Securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Global Securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Global Securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Global Securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal tax laws and regulations, we may not offer and sell bearer securities during the restricted period, which is generally the first 40 days after the closing date, and with respect to unsold allotments, until sold or delivered in connection with a sale during the restricted period, directly or indirectly, in the United States or to U.S. persons other than to foreign branches of United States financial institutions purchasing for their own account or for resale during the restricted period, which institutions agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or

(C) of the Code, and the regulations thereunder. We may sell bearer securities during the restricted period to a United States person who acquires and holds the bearer security through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) and the regulations thereunder. Any underwriters, agents and dealers participating in the offering of debt securities, directly or indirectly, must agree and represent to us that they will not offer or sell, directly or indirectly, any bearer securities in the United States or to U.S. persons other than the financial institutions described above.

     Our bearer securities, other than temporary global securities, and any attached coupons will bear a legend stating: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in this legend provide that a U.S. person, other than a United States financial institution described above or a U.S. person holding through such a financial institution, who holds bearer securities or coupons will not be allowed to deduct any loss realized on bearer securities and any gain recognized on any sale or disposition of those bearer securities will be treated as ordinary income.

     Purchasers of bearer securities also may be affected by certain limitations under United States tax laws which we will describe in an applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell securities to or through underwriters or dealers, through agents or directly to purchasers. Each prospectus supplement will state the terms of the securities to be offered including the name or names of any underwriters or agents, the public offering or purchase price of the securities and the net proceeds from the sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchanges, if any, on which the securities will be listed. Dealer trading may take place in the securities, including securities not listed on any securities exchange.

     Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. We will name the underwriter or underwriters with respect to an underwritten offering of the offered securities in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Unless we state otherwise in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions, and each of the underwriters will be obligated to purchase all of its allocated securities if any are purchased. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may offer and sell securities directly or through agents we designate from time to time. We may also designate agents who are our affiliates. We will name any agent involved in the offer and sale of the offered securities and any commissions we pay will be set forth in the prospectus supplement. If we sell securities through agents, the offered securities may be sold from time to time by means of ordinary brokers' transactions, block transactions, "fixed price offerings" or any combination of such offerings at the prevailing market prices at the time of sale or in negotiated sales. Unless we indicate otherwise in the prospectus supplement, an agent will be acting on a reasonable effort basis for the period of its appointment.

     Since any series of securities offered and sold pursuant to this prospectus may be a new issue of securities with no established trading market, there may not be a liquid trading market for the securities. Any underwriters to whom we sell the securities for public offering and sale may make a market in those securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

     Any underwriter or agent participating in the distribution of the securities may be considered to be an underwriter, as that term is defined in the Securities Act, of the securities offered and sold. Any discounts or commissions received by them from us and any profit realized by them on the sale or resale of the securities may be considered to be underwriting discounts and commissions under the Securities Act.

     We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. The type of security, the amount, the price and other significant terms of such delayed delivery contracts will be described in the prospectus supplement. Institutions that may be solicited include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, all as approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the debt securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and (2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters must have purchased the debt securities not sold for delayed delivery. The underwriters and other such persons will not have any responsibility for the validity or performance of such contracts.

     To facilitate offering the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Underwriters, agents and their controlling persons may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make.

                                 LEGAL MATTERS

     The legality of the offered securities will be passed upon for us by Bradley Arant Rose & White LLP, Birmingham, Alabama, and, for the underwriters or agents by Stroock & Stroock & Lavan LLP, New York, New York. As of March 29, 2002, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 3,100,000 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

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                                  $400,000,000

                         (SOUTHTRUST CORPORATION LOGO)

                       5.80% SUBORDINATED NOTES DUE 2014

                 ---------------------------------------------

                             PROSPECTUS SUPPLEMENT
                 ---------------------------------------------

                              MERRILL LYNCH & CO.

                                   CITIGROUP

                                    JPMORGAN

                                LEHMAN BROTHERS

                          SOUTHTRUST SECURITIES, INC.

                                  MAY 19, 2004

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